Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Fourth quarter activities report for period ended June 30, 2026 Highlights • Tamboran, as operator, and its joint venture partner Daly Waters Energy became the first to deliver gas sales from the Beetaloo Basin into the NT gas network. Volumes are currently limited by market demand, with Tamboran prioritizing two wells to assess long-term production and well performance data. • The Beetaloo Joint Venture (BJV) successfully delivered the largest stimulation program in the Beetaloo Basin with three 10,000-foot laterals stimulated across 178 stages using the Liberty Energy (NYSE: LBRT) frac fleet. The program delivered an operational record in efficiency, achieving up to 12 stages per day. • Successfully placed >2 million pounds of in-basin Beetaloo Red Sand (BRS) across ten stages within the SS2-5H well. The ability to use local sand provides a near-term opportunity for reducing completion costs. Further testing is planned for the December 2026 quarter campaign on the SS1 pad. • Successfully completed construction of the Sturt Plateau Compression Facility (SPCF) on time and ~US$9 million below forecast budget. Commissioning activities are expected to be completed during 4Q 2026. • Commenced the 2026 three well drilling program on the SS1 pad with the Helmerich & Payne (NYSE: HP) FlexRig® Flex 3 rig. The SS1-4H and SS1-6H wells reached TD and have been cased with 9,329-foot and 9,505-foot useable lateral sections, respectively. The SS1-2H well is currently being drilled. • Drilling activities commenced on the Jibera South 1H (JS-1H) well in the Santos-operated EP 161 acreage (Tamboran 25%). The well is part of a two well program to further delineate gas resources in the Beetaloo East depocenter. • In May 2026, Tamboran completed the acquisition of Falcon Oil & Gas Ltd. via the acquisition of its subsidiaries following receipt of final court approval from the Supreme Court of British Columbia. • As of June 30, 2026, Tamboran had cash and expected near-term inflows of US$240 million (including Tamboran’s 50% share of restricted cash). Net drawn debt was US$30 million, associated with the construction of the SPCF, with undrawn debt of US$31 million (net Tamboran) remaining. Tamboran Resources Corporation Chief Executive Officer, Todd Abbott, said: “The last few months have been a pivotal period for Tamboran and the Beetaloo Basin as we have delivered on a key commitment and provided the next step in de-risking the basin. We have achieved first gas sales from the Beetaloo to the Northern Territory gas market. Homes and businesses in Darwin are now being powered by a local onshore resource. ANNOUNCEMENT September 25, 2026 Tamboran Resources Corporation (NYSE: TBN; ASX: TBN)

2 “Our latest drilling and stimulation work is showing where we can improve efficiency and we delivered the compression facility on time and below the forecasted budget, while local sand offers a potential source of completion cost savings. The equity raise has also strengthened our balance sheet as we progress towards the next phase of development. “The priority now is to turn those achievements into sustained operating performance. That means completing commissioning and production testing, building towards plateau production and contracted supply of 40 TJ/d, and demonstrating that the gains in well delivery can be repeated. Those are the measures I will use to judge our progress as we advance our development plans and partner discussions. “First gas also delivers real benefits for the Northern Territory: new jobs, opportunities for local business, and a reliable domestic gas supply that supports the Territory's economic growth.” Operations Overview Shenandoah South Pilot Project Tamboran 44.375 per cent working interest in 20,239 acres and operator of the Northern Pilot Area(1) In April 2026, the BJV announced record IP20 flow rates from the SS2-1H well (formerly SS-6H) of 10.3 MMcf/d from the Mid Velkerri B Shale. At the conclusion of the flow test the well was delivering a stable rate of 8.8 MMcf/d at a flowing wellhead pressure of approximately 580 psi, with water unloading at a rate of ~270 bbl/d, indicating the well was still in the process of cleaning up. In June 2026, Tamboran and Daly Waters Energy (DWE) commenced the 2026 stimulation campaign on the SS2- 3H, -4H and -5H wells on the SS2 pad. The program was the first three-well zipper stimulation and the largest campaign ever conducted in the Beetaloo Basin, with 178 stages placed across ~30,000 feet within the Mid Velkerri B Shale formation. The stimulation program averaged 6.7 stimulated stages per day, with Beetaloo records in pumping operations exceeding 20 hours per day and 12 stages delivered in a single day. The BJV also successfully placed the first locally produced BRS within 10 stages across the lateral section within the SS2-5H well (formerly SS-4H), with tracers deployed to evaluate stage performance relative to imported sand. In August 2026, the wells were tied into the SPCF ahead of the commencement of gas sales to the NT gas market. The wells have since been opened as part of the commissioning of the facility, with wells performing in line with expectations. Tamboran 44.375 per cent working interest in 20,230 acres of the Southern Pilot Area(1) During the quarter, Tamboran and DWE mobilized the Helmerich & Payne (H&P) super-spec FlexRig® Flex 3 Rig to the SS1 pad ahead of the commencement of the 2026 three well drilling program. The SS1-6H well (formerly SS-7H) was successfully drilled and cemented to total depth (TD) over 32 days, including a 9,505-foot usable horizontal section within the Mid Velkerri B Shale. The SS1-4H well (formerly SS-8H) was drilled to TD over 24 days, including a 9,329-foot usable horizontal section within the Mid Velkerri B Shale, and was the first (1) Subject to the completion of minority shareholder compulsory acquisition of Falcon Oil & Gas Australia Limited which follows the completion of the broader business combination transaction with Falcon Oil & Gas Ltd in May 2026. Working interests include impact of farmout to Daly Waters Energy, LP, announced in March 2026.

3 well to complete the drilling of the Moroak Sandstone section in a single bit run. At the time of reporting, the drilling of the SS1-2H well was ongoing. The BJV plans to stimulate the three wells on the SS1 pad using the Liberty frac fleet during the December 2026 quarter. Wells are expected to be tied back to the SPCF during 4Q 2026. Sturt Plateau Compression Facility (Tamboran 50%, Daly Waters Infrastructure (DWI) 50%) Construction of the SPCF, a 50/50 joint venture with Daly Waters Infrastructure (DWI), was completed in August 2026 on time and ~US$9 million below forecast budget. The facility commenced processing gas and delivered first gas sales into the Northern Territory gas market in early September 2026. The facility is currently undergoing commissioning activities, including tuning control systems and refining equipment settings. Gas has now been flowing into the market for ~20 days. Volumes are currently limited by market demand, with the Northern Territory Government nominating 25 TJ/d as the Territory comes out of its lower-demand season. Rates are expected to ramp up to the contracted plateau of 40 TJ/d in accordance with the Northern Territory Government’s nominations. The BJV continues to evaluate options for a potential expansion of the SPCF to up to 100 TJ/d, with an investment decision planned for mid-2027. EP 161 Santos 75 per cent working interest and operator, Tamboran 25 per cent working interest During the June 2026 quarter, Santos, the operator of the EP 161 permit, prepared for the commencement of the two well appraisal campaign with the Ensign 971 rig. The Jibera South 1H (JS-1H) well was spudded in early September 2026 and was at ~5,600 feet (measured depth) at the time of reporting. The JS-1H and Newcastle South 1H wells are planned to be drilled with 10,000-foot (~3,000- metre) horizontal sections targeting the Mid Velkerri B Shale. Both wells are planned to be stimulated and flow tested across up to 60 stages per well. Commercial and Corporate Update MOU with Liberty Energy to extend Beetaloo partnership Tamboran and Liberty Energy (NYSE: LBRT) have entered into a non-binding Memorandum of Understanding (MOU) setting out the intent to extend the hydraulic fracture stimulation and wireline services agreement covering Tamboran's operations in the Beetaloo Basin. Liberty intends to begin phasing lower-emissions pumping equipment into the Beetaloo fleet from 2027, and the companies intend to jointly evaluate deployment of a next-generation, lower-emissions completions fleet over the term of any extension.

4 The MOU further contemplates priority access for Tamboran to a broader set of Liberty capabilities as they are introduced to Australia, including gas processing and conditioning and remote gas-fired power generation through Liberty Power Innovations, PropX sand slurry delivery and collaboration on the development of local proppant supply. Acquisition of Falcon Oil & Gas Ltd (Falcon) In May 2026, Tamboran completed the acquisition of Falcon Oil & Gas Ltd. via the acquisition of its subsidiaries following receipt of final court approval from the Supreme Court of British Columbia. Upon completion of the transaction, Tamboran issued 6,537,503 shares of Common Stock to eligible shareholders of Falcon. On completion, Tamboran had 34,856,412 shares of Common Stock issued including equivalent CDIs. Capital Structure At the end of the quarter, Tamboran had total cash on hand of US$225 million (excluding US$6.0 million of DWI’s net share of restricted cash), plus near-term cash inflows of US$15 million relating to the completion of the acreage sale to DWE (announced May 2025). Net drawn debt was US$30 million, with US$31 million undrawn. The current capital structure, as at the date of this report, is as follows: 28,280,039 Common Stock 1,335,993,400 CHESS Depositary Interests 200:1 (equivalent to 6,679,967 Common Stock) 34,960,006 Total equivalent Common Stock 848,724 369,084 Restricted Stock Units Options Changes to the capital structure from the previous quarter include: • 28,052 Restricted Stock Units awarded to directors in lieu of remuneration to directors under the Company's 2024 Equity Incentive Plan. • 26,778 Restricted Stock Units awarded to directors for the yearly equity grant under the Company's 2024 Equity Incentive Plan. • Issuance of 6,537,503 Common Stock (1,307,500,600 CDI equivalent) to Falcon Oil & Gas Ltd. • Issuance of 1,916,800 CDIs (9,584 Common Stock equivalent) following the exercise of unlisted CDI options. • Expiry of 52,084,422 unlisted CDI options.

- Issuance of 6,667 Common Stock (1,333,400 CDI equivalent) as a result of vesting of Restricted Stock Units under the 2024 Equity Incentive plan.
- Issuance of 5,416,800 CDIs (27,084 Common Stock equivalent) as a result of vesting of Restricted Stock Units under the 2024 Equity Incentive plan.
- Issuance of 10,438 Common Stock (2,087,600 CDI equivalent) to certain minority holders of Falcon Oil & Gas Australia Limited (Falcon Australia) in exchange for their shares in Falcon Australia.
- Issuance of 9,964,200 CDIs (49,821 Common Stock equivalent) to certain minority holders of Falcon Australia in exchange for their Falcon Australia shares.
- Issuance of 369,084 Common Stock options (73,816,800 CDI equivalent) to Management and Board of Falcon Oil & Gas Ltd.

Permits

At the end of the quarter, Tamboran and its subsidiaries held the following prospective acreage positions. Minor adjustments to the prospective acreage reflect recent GIS remapping of permits to convert to current GDA2020 datum (as required by the Northern Territory Government).

Permits	Gross Prospective Acres	Interest	Net Prospective Acres
Northern Pilot Area	20,239	44.38%*	8,982
Southern Pilot Area	20,230	44.38%*	8,978
Orion Block	493,229	78.00%*	384,719
Beetaloo Central Development Area (BCDA)	316,131	10.00%	31,613
Andromeda Block	218,176	92.00%*	200,722
Pegasus Block	536,669	100.00%*	536,669
Draco Block	914,839	100.00%*	914,839
DW OTD Area	813,460	22.50%	183,029
DW Plains Area	281,633	12.50%	35,204
DW Arnold Area	525,740	22.50%	118,292
DW Carpentaria Area	202,931	22.50%	45,659
EP 161	512,000	25.00%	128,000
Maverick Block (EP 136)	207,000	100.00%*	207,000
Total	**5,062,277**		**2,803,705**

**Denotes operator interest following the completion of the Checkerboard.*
Note: Certain working interests, with the exception of EP 161 and EP 136, are subject to the completion of minority shareholder compulsory acquisition of Falcon Oil & Gas Australia Limited which follows the completion of the broader business combination transaction with Falcon Oil & Gas Ltd in May 2026. Working interests also include impact of (i) the Acreage Sale to Daly Waters Energy, LP, announced in May 2025 and subject to completion of certain conditions precedent, (ii) Acreage Realignment Agreement with Daly Waters Energy LP. announced in November 2025, and (iii) the farmout to Daly Waters Energy, LP. announced in March 2026.

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6 Announcements This Quarterly Activities Report contains information reported in the following announcements released during and subsequent to the reporting period: April 02, 2026 SS-6H Delivers Record IP20 Flow Result April 08, 2026 Entitlement Offer Press Release April 08, 2026 Public Offering of Common Stock April 08, 2026 Pricing of Public Offering April 08, 2026 Launch of Equity Raise April 09, 2026 Completion of US Offer and Institutional Entitlement Offer April 30, 2026 Completion of Retail Entitlement Offer May 29, 2026 Tamboran completes Acquisition of Falcon Oil & Gas Limited July 20, 2026 Tamboran completes largest Beetaloo stimulation program September 02, 2026 Commencement of SPCF commissioning activities September 02, 2026 Tamboran and Liberty Energy sign MOU to extend partnership September 07, 2026 Tamboran delivers first gas sales from the Beetaloo Basin This announcement was approved and authorized for release by Todd Abbott, the Chief Executive Officer of Tamboran Resources Corporation. For further information, please contact: Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com About Tamboran Resources Corporation Tamboran Resources Corporation (NYSE/ASX: TBN) is a growth-driven independent natural gas exploration and production company. Tamboran is focused on an integrated approach to the commercial development of the natural gas resources in the Beetaloo Basin located within the Northern Territory of Australia. Through its subsidiaries,

7 Tamboran holds approximately 2.8 million net prospective acres and is the largest acreage holder in the Beetaloo Basin depocenter. Figure 1: Tamboran’s Beetaloo Basin asset location map. Note: Working interests and proposed permit boundaries on the map are subject to completion of minority shareholder compulsory acquisition of Falcon Oil & Gas Australia Limited, which follows the completion of the broader business combination transaction with Falcon Oil & Gas Ltd in May 2026. Working interests include impact of the Acreage Sale to Daly Waters Energy, LP, announced in May 2025 and subject to completion of certain conditions precedent.

8 Disclaimer Tamboran makes no representation, assurance or guarantee as to the accuracy or likelihood of fulfilment of any forward-looking statement or any outcomes expressed or implied in any forward-looking statement. The forward- looking statements in this report reflect expectations held at the date of this document. Except as required by applicable law or the ASX Listing Rules, Tamboran disclaims any obligation or undertaking to publicly update any forward-looking statements, or discussion of future financial prospects, whether as a result of new information or of future events. The information contained in this announcement does not take into account the investment objectives, financial situation or particular needs of any recipient and is not financial product advice. Before making an investment decision, recipients of this announcement should consider their own needs and situation and, if necessary, seek independent professional advice. To the maximum extent permitted by law, Tamboran and its officers, employees, agents and advisers give no warranty, representation or guarantee as to the accuracy, completeness or reliability of the information contained in this announcement. Further, none of Tamboran nor its officers, employees, agents or advisers accept, to the extent permitted by law, responsibility for any loss, claim, damages, costs or expenses arising out of, or in connection with, the information contained in this announcement. Note on Forward-Looking Statements This press release contains “forward-looking” statements related to the Company within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “participate,” “progress,” “conduct” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors, including but not limited to: our early stage of development with no material revenue expected until the second half of 2026 and our limited operating history; the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms; our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured; the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality; the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves; the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience; the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution; the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business; the volatility of natural gas prices and its potential adverse effect on our financial condition and operations; the risks of construction delays, cost overruns, and negative effects on our financial and operational performance associated with midstream projects; the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate; the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks; the substantial doubt raised by our recurring operational losses, negative cash flows, and cumulative net losses about our ability to continue as a going concern; complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities; community opposition that could result in costly delays and impede our ability to obtain necessary government

9 approvals; exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues; the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs; the increased attention to ESG matters and environmental conservation measures that could adversely impact our business operations; risks related to our corporate structure; risks related to our common stock and CDIs; and the other risk factors discussed in this report and the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.